Exhibit 23(e)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our report dated April 3, 1998 (except with respect to the matters discussed in Note 21(c), (d), (e), (f), (g), (h), (i), and (j) as to which the date is March 22, 1999) on the financial statements of Star Digitel Limited, included in this Form 10-K/A, into Vanguard Cellular Systems, Inc.'s previously filed Form S-4 Registration Statement No. 33-35054, Form S-3 Registration Statement No. 33-61295, Form S-8 Registration Statement No. 33-22866, Form S-8 Registration Statement No. 33-36986, Form S-8 Registration Statement No. 33-53559, Form S-8 Registration Statement No. 33-69824, Form S-8 Registration Statement No. 333-34771, Form S-8 Registration Statement No. 333-34785, and Form S-8 Registration Statement No. 333-34787.

                                              Arthur Andersen & Co.

     Hong Kong,
     March 22, 1999